Exhibit 99.1

News Release

Woodward Governor Company 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058
FOR IMMEDIATE RELEASE
CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112
Woodward Reports First Quarter Fiscal Year 2010 Results
Fort Collins, Colo., January 20, 2010—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its first quarter of fiscal year 2010. (All per share amounts are presented on a fully diluted basis.)
Quarterly Highlights
•	Net sales for the quarter were $339.3 million, down 2 percent from $344.7 million in the first quarter of last year. Organic net sales[1] for the fiscal 2010 first quarter were $281.1 million, down 18 percent from $344.7 million in the first quarter of 2009.

•	Total operating earnings[2] for the quarter were $39.6 million compared to $44.0 million in the first quarter of the prior year. Organic operating earnings[1] in the first quarter of 2010 were $33.5 million, down 24 percent from $44.0 million in the same quarter of 2009.

•	Earnings per share were $0.32 for the quarter as compared with $0.39 for the same quarter last year.

•	Free cash flow (defined as cash provided by operating activities less capital expenditures) for the quarter was $52.3 million and debt reduction totaled $47.6 million for the quarter.
Net sales for the 2010 first quarter were $339.3 million, down 2 percent from $344.7 million for the 2009 first quarter. Net earnings for the 2010 first quarter were $22.4 million, or $0.32 per share, compared with $27.1 million, or $0.39 per share, in the

[1]	“Organic” net sales, net earnings or operating earnings refer to financial information of Woodward businesses excluding business acquired in the April 3, 2009 acquisition of HR Textron (“HRT”). HRT is being integrated into the Airframe Systems business segment.

[2]	Operating earnings is defined as net earnings before interest and taxes.

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2009 first quarter. Foreign currency exchange rates had a favorable impact on net sales of approximately $9 million for the 2010 first quarter.
Operating earnings were $39.6 million for the first quarter of 2010 compared to $44.0 million for the first quarter of 2009. Operating earnings were significantly impacted by organic sales volume declines, partially offset by $16.5 million of savings resulting from cost reduction actions taken in the prior year and the impact of the acquisition of HRT. Currency exchange rates also had a favorable impact on operating earnings of approximately $2 million for the 2010 first quarter.
Organic net sales (which excludes $58.2 million of Airframe Systems’ segment external sales attributable to the HRT acquisition) for the 2010 first quarter were $281.1 million, down 18 percent from $344.7 million in the 2009 first quarter. Organic operating earnings were $33.5 million, down 24 percent from $44.0 million in the same quarter of 2009.
“We remain focused on efforts to improve profitability and cash flow during this cycle,” said Chairman and Chief Executive Officer Thomas A. Gendron. “At the same time, we are capitalizing on opportunities in our carefully selected niche markets by remaining focused on our customers’ needs and developing next-generation products that are designed to deliver energy-efficient, low-emission control solutions.”
Quarterly Segment Results
Turbine Systems
Turbine Systems’ segment net sales for the first quarter of 2010, which includes intersegment sales, were $142.4 million, a decrease of 9 percent from $156.8 million for the first quarter a year ago. Segment earnings for the first quarter of 2010 declined to $32.1 million from $33.2 million for the same quarter a year ago. Segment earnings as a percent of segment net sales improved to 22.5 percent this quarter compared to 21.2 percent in the same quarter of the prior year.
The sales decline occurred primarily in our industrial turbine and business jet markets. Segment earnings reflected the impact of the sales decline, largely offset by the effects of savings from cost reduction actions and a more favorable sales mix, resulting in improved segment earnings as a percent of sales this quarter compared to the prior year quarter.

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Airframe Systems
Airframe Systems’ segment net sales for the first quarter, which includes intersegment sales, were $91.7 million, an increase of $39.4 million from $52.3 million in the first quarter a year ago. Segment earnings for this quarter were $2.4 million compared to $1.8 million in the first quarter of 2009. Segment earnings as a percent of segment net sales were 2.6 percent this quarter compared to 3.4 percent in the same quarter for the prior year.
Net sales results reflected an increase of $58.2 million related to the acquisition of HRT at the beginning of the third quarter of 2009, partially offset by declines resulting from the challenging business and regional jet markets. The modest operating earnings increase reflected the HRT acquisition and $7 million in savings from cost reduction actions taken, largely offset by the significant impact of the organic sales volume decline.
Electrical Power Systems
Electrical Power Systems’ segment net sales for the first quarter, which includes intersegment sales, were $56.8 million, a decrease of 8 percent from $61.8 million for the first quarter a year ago. Segment earnings for this quarter were $7.3 million compared to $9.2 million for the same quarter last year. Segment earnings as a percent of segment net sales were 12.9 percent this quarter compared to 14.8 percent in the same quarter for the prior year.
Net sales results reflect decreased volumes across most product lines, partially offset by favorable currency translation impacts of approximately $6 million. Segment earnings reflected the decreased volumes, partially offset by favorable currency translation effects.
Engine Systems
Engine Systems’ segment net sales for the first quarter, which includes intersegment sales, were $67.9 million compared to $105.3 million for last year’s first quarter, a decrease of 36 percent. Segment earnings for this quarter decreased to $3.2 million from $7.6 million for the same period a year ago. Segment earnings as a percent of segment net sales were 4.8 percent this quarter compared to 7.2 percent in the same quarter last year.
The lower sales level was attributable to declines across all of our served markets. Segment earnings were lower primarily due to the decline in sales volume, although the

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impact was significantly reduced by savings from cost reduction actions taken. Additionally, favorable sales mix and currency translation effects positively impacted earnings compared to the prior year quarter.
Nonsegment
Nonsegment expenses totaled $5.4 million for the first quarter of 2010, compared to $7.8 million for the same quarter last year. This decline resulted predominantly from reductions in variable compensation as well as cost reduction efforts.
Cash Flow and Financial Position
Net cash generated from operating activities improved to $61.3 million for the first quarter of 2010 compared with $5.5 million for the first quarter of 2009. Free cash flow was $52.3 million for the first quarter of 2010 compared to an outflow of $3.0 million for the first quarter of 2009. Capital expenditures for the first quarter of 2010 were $9.0 million compared with $8.5 million for the same period last year. During the quarter we also paid $25 million under the terms of the previously announced settlement between MPC Products Corporation and the U.S. Department of Justice.
During the quarter, we reduced total debt by approximately $48 million. As a result, our ratio of debt-to-debt-plus-equity was 41.8 percent at December 31, 2009 compared to 44.6 percent at September 30, 2009.
Outlook
Our overall outlook for the balance of the year remains consistent with our original guidance, and we continue to expect net sales to be between $1.4 billion and $1.5 billion and diluted earnings per share to be between $1.40 and $1.60.
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Non- US GAAP Measures: Segment earnings, operating earnings, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and free cash flow are non-US GAAP financial measures. The use of these measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use segment earnings, operating earnings, EBITDA and free cash flow in their

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evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. Management uses operating earnings to evaluate its performance without financing and tax related considerations, as these elements may not fluctuate with operating results. EBITDA is used in reviewing compliance with our debt covenants and in evaluating capital structure impacts of various strategic scenarios. Free cash flow is a non- US GAAP financial measure which Woodward and others define as cash provided by operating activities less capital expenditures.
Conference Call
Woodward will hold an investor conference call at 5:00 p.m. EST on Wednesday, January 20, 2010 to provide an overview of the financial performance for the first quarter, business highlights, and outlook for the remainder of fiscal 2010. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.
You may also listen to the call by dialing 1-866-793-1299 (domestic) or 1-703-639-1306 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1416455. An audio replay will be available by telephone from 8:00 p.m. EST on January 20, 2010 until 11:59 p.m. EST on January 22, 2010. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1416455.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more cost-effective equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; any failure to fully comply, to the US Government’s satisfaction, with any of the terms of the civil and criminal settlements related to the U.S. Department of Justice investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward’s ability to implement and realize the intended effects of its restructuring efforts; Woodward’s ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and manage the costs related thereto; Woodward’s substantial debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2009 and any subsequently filed Quarterly Report Form 10-Q.

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended
	December 31,
(Unaudited — in thousands except per share amounts)	2009	2008

Net sales	$339,308	$344,744

Costs and expenses:
Cost of goods sold	239,552	244,286
Selling, general, and administrative expenses	32,835	32,460
Research and development costs	18,314	19,084
Amortization of intangible assets	9,181	4,828
Interest expense	8,251	6,537
Interest income	(110)	(662)
Other, net	(205)	53

Total costs and expenses	307,818	306,586

Earnings before income taxes	31,490	38,158
Income taxes	(9,044)	(11,055)

Net earnings	22,446	27,103

Net earnings attributable to noncontrolling interests	(90)	(39)

Net earnings attributable to Woodward	$22,356	$27,064

Earnings per share amounts:
Basic earnings per share attributable to Woodward	$0.33	$0.40
Diluted earnings per share attributable to Woodward	$0.32	$0.39

Weighted average number of shares outstanding:
Basic	68,361	67,796
Diluted	69,710	69,236

Cash dividends per share	$0.060	$0.060

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(Unaudited — in thousands)	2009	2009

Assets
Current assets:
Cash and cash equivalents	$76,620	$100,863
Accounts receivable	178,382	209,626
Inventories	295,179	302,339
Income taxes receivable	17,024	16,302
Deferred income tax assets	34,717	45,413
Other current assets	24,284	21,701

Total current assets	626,206	696,244
Property, plant, and equipment-net	204,889	208,885
Goodwill	442,973	442,802
Other intangibles — net	318,498	327,773
Deferred income tax assets	9,983	8,200
Other assets	14,204	12,518

Total assets	$1,616,753	$1,696,422

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$—
Current portion of long-term debt	28,549	45,569
Accounts payable	75,354	81,108
Income taxes payable	7,400	8,084
Accrued liabilities	86,996	127,317

Total current liabilities	198,299	262,078
Long-term debt, less current portion	496,155	526,771
Deferred income tax liabilities	85,684	86,048
Other liabilities	105,649	110,010

Total liabilities	885,787	984,907
Stockholders’ equity	730,966	711,515

Total liabilities and stockholders’ equity	$1,616,753	$1,696,422

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31,
(Unaudited — in thousands)	2009	2008

Net cash provided by operating activities	$61,269	$5,470

Cash flows from investing activities:
Business acquisitions	(25,000)	(369,043)
Payments for purchase of property, plant, and equipment	(8,980)	(8,505)
Proceeds from sale of assets	66	184

Net cash used in investing activities	(33,914)	(377,364)

Cash flows from financing activities:
Cash dividends paid	(4,102)	(4,068)
Proceeds from sales of treasury stock as a result of exercises of stock options	809	760
Excess tax benefits from stock compensation	288	207
Proceeds from issuance of long-term debt	—	400,000
Payments of long-term debt	(47,589)	(10,714)
Borrowings on revolving lines of credit and short-term borrowings	30,610	31,853
Payments on revolving lines of credit and short-term borrowings	(30,610)	(35,884)
Payment of long-term debt assumed in MPC acquisition	—	(18,494)
Debt issuance costs	—	(3,063)

Net cash provided by (used in) financing activities	(50,594)	360,597

Effect of exchange rate changes on cash and cash equivalents	(1,004)	(1,016)

Net change in cash and cash equivalents	(24,243)	(12,313)
Cash and cash equivalents, beginning of period	100,863	109,833

Cash and cash equivalents, end of period	$76,620	$97,520

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended
	December 31,

(Unaudited — in thousands except per share amounts)	2009	2008

Segment net sales *:
Turbine Systems	$142,416	$156,819
Airframe Systems	91,727	52,318
Electrical Power Systems	56,803	61,842
Engine Systems	67,879	105,294

Total segment net sales	$358,825	$376,273

Intersegment net sales:
Turbine Systems	$(2,330)	$(4,537)
Airframe Systems	(678)	(658)
Electrical Power Systems	(7,922)	(13,925)
Engine Systems	(8,587)	(12,409)

Total consolidated net sales	$339,308	$344,744

Segment earnings**:
Turbine Systems	$32,074	$33,244
As a percent of segment sales	22.5%	21.2%
Airframe Systems	2,409	1,801
As a percent of segment sales	2.6%	3.4%
Electrical Power Systems	7,323	9,166
As a percent of segment sales	12.9%	14.8%
Engine Systems	3,235	7,586
As a percent of segment sales	4.8%	7.2%

Total segment earnings	45,041	51,797
Nonsegment expenses	(5,410)	(7,764)

Operating earnings	39,631	44,033
Interest expense and income, net	(8,141)	(5,875)

Consolidated earnings before income taxes	$31,490	$38,158

Capital expenditures	$8,980	$8,505
Depreciation expense	9,755	9,177

*	This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

**	This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

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Woodward Governor Company and Subsidiaries
RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS AND EBITDA

	Three Months Ended
	December 31,

(Unaudited — in thousands)	2009	2008

Net earnings	$22,446	$27,103
Income taxes	9,044	11,055
Interest expense	8,251	6,537
Interest income	(110)	(662)

OPERATING EARNINGS	39,631	44,033
Amortization of intangible assets	9,181	4,828
Depreciation expense	9,755	9,177

EBITDA	$58,567	$58,038

OPERATING EARNINGS	$39,631	$44,033
Less: HRT operating income	(6,100)	—

ORGANIC OPERATING EARNINGS	$33,531	$44,033

Operating earnings (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-GAAP financial measures. The use of these measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use both Operating Earnings and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.
Management uses Operating Earnings to evaluate its performance without financing and tax related considerations as these elements may not fluctuate with operating results. EBITDA is used in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.

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Woodward Governor Company and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

	Three Months Ended
	December 31,

(Unaudited — in thousands)	2009	2008

Net cash provided by operating activities	$61,269	$5,470

Capital expenditures	(8,980)	(8,505)

Free cash flow	$52,289	$(3,035)

Free cash flow is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.
Management uses free cash flow in reviewing the financial performance of its various business segments.

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